Exhibit 4.1

                                                   June 22, 1999



To the Holder of the Series C Senior Convertible Preferred Stock of NaPro BioTherapeutics, Inc.

Gentlemen:

         Reference is made to (i) the Subscription Agreement (the "Subscription Agreement") dated as of December 8, 1997, by and between NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company" or the "Corporation"), and Advantage Fund II Ltd. (the "Holder"); (ii) the Certificate of Designations of Series C Senior Convertible Preferred Stock (the "Certificate"); and (iii) warrants to purchase 175,000 shares of common stock of the Company issued to the Holder (the "Warrants"). Further reference is made to the following agreements by and between the Company and the Holder: (1) the Amendment Agreement dated January 28, 1998; (2) the Letter Agreement dated March 31, 1998; (3) the Letter Agreement dated January 7, 1999; (4) the Letter Agreement dated March 24, 1999; and (5) the Letter Agreement dated May 14, 1999 (collectively, the "Prior Agreements"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Subscription Agreement and the Certificate.

         The Prior Agreements amended and/or supplemented the Subscription Agreement and the Warrants, provided that the Certificate shall have been deemed to be amended in certain respects as between the Holder and the Company, and provided for certain other agreements between the Holder and the Company. This letter (this "Agreement") is intended to amend and restate the Prior Agreements. Accordingly, effective as of the date hereof, the Holder and the Company hereby agree to amend and restate the Prior Agreements in their entirety as follows:

         1. The Company hereby agrees that the Holder may exchange shares of Series C Preferred Stock for shares of Common Stock in lieu of converting such shares in accordance with the Certificate, and the Holder hereby agrees that it will not convert any shares in accordance with the Certificate so long as the Company is in compliance in all material respects with its obligations to the holders of the shares of Series C Preferred Stock, including, without limitation, the obligations of the Company under the Transaction Documents and this Agreement. The terms and conditions pursuant to which shares of Series C Preferred Stock may be exchanged for shares of Common Stock shall in all respects be identical to the terms pursuant to which such shares may be converted under the Certificate and the provisions of Section 10 of the Certificate are hereby incorporated herein by this reference as if set forth in full herein, except as set forth in this Agreement. Each reference in the Certificate to "conversion" or "convert" or other forms of such words (including in the definitions contained therein) shall be deemed to be a reference to "exchange" or the appropriate form of such word. The Company shall treat any request for conversion of Series C Preferred Stock submitted by a Holder in accordance with the terms and conditions of the Certificate as a request for exchange in accordance with the terms and conditions hereof. Any notice of exchange of shares of Series C

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 2


Preferred Stock by a Holder pursuant hereto shall be in the form of the Conversion Notice included in the Certificate.

         2. Section 10 of the Certificate shall be deemed to have been amended to add a new Section 10(c), which shall read as follows:

                  (c) Limitation on Conversions from June 1, 1999 through August 16, 1999. (i) Notwithstanding any other provision herein, the holders of shares of Series C Preferred Stock shall not be entitled to convert shares of Series C Preferred Stock to the extent that the proposed conversion would result in the aggregate number of shares of Common Stock issued hereunder by the Corporation by reason of such conversions to exceed (A) 300,000 shares of Common Stock during the period from June 1, 1999 through June 30, 1999; (B) 600,000 shares of Common Stock during the period from June 1, 1999 through July 31, 1999 or (C) 900,000 shares of Common Stock during the period from June 1, 1999 through August 16, 1999.

                  (ii) The provisions contained in this Section 10(c) shall be of no further force and effect if (A) the Corporation is acquired by another person by means of any merger, consolidation, sale of all or substantially all assets of the Corporation, share exchange or other business combination (each, a "Transaction"), (B) the Corporation enters into any Transaction where the stockholders of the Corporation immediately prior to such Transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such Transaction immediately following such Transaction, (C) the Corporation enters into any agreement for any Transaction, (D) a Tender Offer is consummated for at least 51% of the outstanding shares of Common Stock or (E) the Corporation fails to comply in any material respect with its obligations to any holder of shares of Series C Preferred Stock, including, without limitation, its obligations arising under or in connection with this Certificate of Designations, the Subscription Agreement, the Transfer Agent Instruction, the Warrants (as defined in the Subscription Agreement) and of the letter agreement, dated June 22, 1999, by and between the Corporation and Advantage Fund II Ltd.

         3. Section 10 of the Certificate shall be deemed to have been amended to add a new Section 10(d), which shall read as follows:

                  (d) Suspension of Conversions. Notwithstanding any other provision herein, the Company shall have the right on one occasion only to give a Suspension Notice to the holders of the Series C Preferred Stock. The Suspension Notice may be given at any time on any Trading Day, except that a Suspension Notice given before 2:00 p.m. (Pacific time) on a Trading Day shall be deemed to have been given

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 3


         at 2:00 p.m. (Pacific time) on such day. The holders of the Series C Preferred Stock shall not be entitled to give a Conversion Notice in accordance with Section 10(b) to convert into Common Stock any shares of Series C Preferred Stock on the day the Suspension Notice is given or during the five calendar days immediately following the day on which the Suspension Notice is given to such holders, provided that any Conversion Notices given prior to the time the Suspension Notice is given or is deemed given shall not be subject to this Section 10(d).

         4. Section 14 of the Certificate shall be deemed to have been amended to add a new Section 14(j), which shall read as follows:

         (j)                       Form of Suspension Notice.

                                        SUSPENSION NOTICE
                        (Section 10(d) of Certificate of Designations of
                           Series C Senior Convertible Preferred Stock)


TO:
                     (Name of Holder)

         (1) Pursuant to Section 10(d) of the Certificate of Designations of the Series C Senior Convertible Preferred Stock of NaPro BioTherapeutics, Inc., a Delaware corporation (the "Corporation"), the Corporation hereby notifies you that no Conversion Notices may be given under Section 10(b) of the Certificate of Designations during the period commencing upon the later of (i) 2:00 p.m.(Pacific time), if this Suspension Notice is received by you prior to 2:00 p.m. (Pacific time), or (ii) the time of your receipt of this Suspension Notice, if this Suspension Notice is received by you on or after 2: 00 p.m. (Pacific time), and continuing through and including the fifth calendar day after this Suspension Notice is given.

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 4


         (2) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Certificate of Designations.


Date _______________________                     NAPRO BIOTHERAPEUTICS, INC.



                                                 By:___________________________
                                                     Title:

         5. The Company and the Holder agree that they will not enforce their rights under the first two sentences of Section 9(a)(1) of the Certificate and will instead have the rights and obligations set forth below as if the first two sentences of Section 9(a)(1) of the Certificate had been amended to read as follows:

                  (1) So long as (w) the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series C Preferred Stock (including its obligations under the Subscription Agreement and the provisions of this Certificate of Designations), (x) the Registration Statement shall be effective on the date the Corporation gives any such Redemption Notice and on the applicable Redemption Date, (y) on the date the Corporation gives such Redemption Notice and on the applicable Redemption Date no Optional Redemption Event shall have occurred with respect to which any holder of shares of Series C Preferred Stock shall be entitled at such time to exercise optional redemption rights under Section 11 or the Corporation shall have failed to pay the Optional Redemption Price of any shares of Series C Preferred Stock as to which any holder has exercised such optional redemption rights and (z) on the date the Corporation gives such Redemption Notice and on the applicable Redemption Date, the Corporation has Cash and Cash Equivalent Balances (excluding investment securities) that are sufficient, after taking into account the Corporation's cash requirements during the period from the date such Redemption Notice is given to the Redemption Date, to pay the Redemption Price of the shares of Series C Preferred Stock to be redeemed, the Corporation shall have the right to redeem all or from time to time any part (as specified in the applicable Redemption Notice) of the outstanding shares of Series C Preferred Stock pursuant to this Section 9(a)(1) up to the Redemption Amount (or such lesser number of shares of Series C Preferred Stock as shall be outstanding at such time) at the Redemption Price. In order to exercise its right of redemption under this Section 9(a), the Corporation may give a Redemption Notice to the holders of shares of

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 5


         Series C Preferred Stock at any time on any Trading Day, except that a Redemption Notice given before 2:00 p.m. (Pacific time) on any day shall be deemed to have been given at 2:0 p.m. (Pacific time) on such day. Any such redemption pursuant to this Section 9(a)(1) shall otherwise be made in accordance with paragraphs (2), (3) and (4) of this Section 9(a).

         6. The Company and the Holder agree that they will not enforce their rights contained in Section 9(a)(2) of the Certificate and will instead have the rights and obligations set forth below as if Section 9(a)(2) of the Certificate had been amended to read as follows:

                  (2) The Corporation shall not be entitled to give a Redemption Notice or to redeem any shares of Series C Preferred Stock with respect to which a holder has given a Conversion Notice. If the Corporation gives a Redemption Notice in accordance with this Section 9(a), the holders of shares of Series C Preferred Stock shall not be entitled to convert in accordance with Section 10 the shares of Series C Preferred Stock that are to be redeemed in accordance with such Redemption Notice; provided, however, that if the Corporation defaults in payment when due of the Redemption Price for such redemption, the holders shall thereafter be entitled to convert any or all shares of Series C Preferred Stock from time to time.

         7. The Company and the Holder agree that they shall have the rights and obligations set forth below as if Section 7 of the Certificate had been amended to add a new Section 7(a)(8), which shall read as follows:

                  (8) If at any time the Company or the holder of shares of Series C Preferred Stock becomes aware of any facts that would cause any outstanding shares of Series C Preferred Stock to be inconvertible, other than a Maximum Share Amount Inconvertibility or a Registration Restriction Inconvertibility, the Company shall promptly and such holder may give written notice of such facts to the other person. Within ten Business Days after receipt of such notice by the receiving person, if such inconvertibility exists, such holder shall have the right by a Redemption Election given to the Corporation to direct the Corporation to redeem the portion of such holder's outstanding shares of Series C Preferred Stock (which, if applicable, shall be all of such holder's outstanding shares of Series C Preferred Stock) as shall not, on the Business Day prior to the date of such redemption, be convertible into shares of Common Stock by reason other than a Maximum Share Amount Inconvertibility or Registration Restriction Inconvertibility, at a price per share equal to the Share Limitation Redemption Price. Such Share Limitation Redemption Price shall be payable by the Company in four equal installments on the

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 6


         day which is five Business Days after the date such Redemption Election is given and on each of the 30th, 60th and 90th Business Days after such fifth Business Day, and such shares of Series C Preferred Stock held by such holder shall be redeemed in four equal installments as and when such payments are made. Each share of Series C Preferred Stock subject to redemption shall remain outstanding until redeemed. This
         Section 7(a)(8) shall be subject to the provisions of Sections 7(a)(2)(B), 7(a)(3), 7(a)(4), 7(a)(5) and 7(a)(7). If at any time subsequent to a determination pursuant to this Section 7(a)(8) of the number of inconvertible shares of Series C Preferred Stock any such inconvertibility shall occur with respect to additional shares of Series C Preferred Stock held by such holder, the provisions of this
         Section 7(a)(8) shall be applicable successively to each instance of such inconvertibility.

         8. In order to give effect to the exchange and redemption rights provided in this Agreement, the following definitions shall be deemed to be added to Section 1(b) of the Certificate in the appropriate alphabetical order:

                  "Announcement Date" means the date on which the Corporation issues a public announcement by the issuance of a press release or by the filing of Current Report on Form 8-K with the SEC, in either case announcing that it has reached agreement with a strategic partner for the marketing and development of paclitaxel in the United States or that it is not or is no longer engaged in negotiations with a strategic partner for such an agreement.

                  "Closing Bid Price" on any Trading Day means the closing bid price for one share of Common Stock on such date on the first applicable among the following: (a) the national securities exchange on which the shares of Common Stock are listed if such exchange constitutes the principal securities market for the Common Stock or (b) Nasdaq, in either such case as reported by Bloomberg, L.P.

                  "New Cap Date" means the earlier of (i) August 16, 1999 or
         (ii) the date that is 30 calendar days after the Announcement Date.

                  "Redemption Amount" means a number of shares of Series C Preferred Stock equal to 2,000 less the aggregate number of shares of Series C Preferred Stock that have been redeemed or called for redemption prior to the date the Company gives the Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(1) (together with accrued and unpaid dividends and Arrearage Interest, if any, on the shares of Series C Preferred Stock included in the Redemption Amount to the date of determination).

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 7



                  "Suspension Notice" means a Suspension Notice substantially in the form set forth in Section 14(j).

         9. In order to give effect to the exchange and redemption rights provided in this Agreement, the following definitions in Section 1(b) of the Certificate shall be deemed to be amended and restated to read in their entirety as follows:

                  "Conversion Price" for any Conversion Date means 95% of the lowest Two- Day Average Trading Price during the Measurement Period for the applicable Conversion Date; provided, however, that (a) prior to the New Cap Date, the Conversion Price shall not be greater than $1.9559 and (b) on and after the New Cap Date, the Conversion Price shall not be greater than the lowest of (i) $1.9559, (ii) the arithmetic average of the Closing Bid Prices for the 20 consecutive Trading Days ending one Trading Day prior to the New Cap Date and (iii) on or after the day following the 20th Trading Day after the New Cap Date, the arithmetic average of the Closing Bid Prices for the 20 consecutive Trading Days immediately following the New Cap Date (subject, in the case of the amounts determined in accordance with this proviso, to equitable adjustments from time to time on terms reasonably acceptable to the Corporation and the Majority Holders for (1) stock splits, (2) stock dividends, (3) combinations, (4) capital reorganizations, (5) issuance to all holders of Common Stock rights or warrants to purchase shares of Common Stock, (6) the distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (7) Tender Offers by the Corporation or any Subsidiary for, or other repurchases of shares of, Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding and
         (8) similar events relating to the Common Stock, in each such case which occur, or with respect to which "ex-" trading of the Common Stock begins on or before the applicable Conversion Date, in each case on a basis consistent with the adjustments set forth in the definition of Trading Price); and provided further, however, that if an Adjustment Event occurs, then the Conversion Price in effect on any date after such Adjustment Event occurs (and whether or not such Adjustment Event continues) shall be adjusted to each date on which the Conversion Price is being determined as follows: (x) in the case of the Conversion Price provided in the main clause of this definition, the percentage used in computing such Conversion Price shall be reduced at the rate of 2.5 percentage points for each 30 days that such Adjustment Event continues (pro rated for any period of less than 30 days) and (y) in the case of the Conversion Price provided in the first proviso to this definition, the

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 8


         Conversion Price determined in accordance therewith shall be reduced at the rate of 2.5% of such Conversion Price (computed on the basis of the amount such Conversion Price would otherwise be without regard to any adjustment therein pursuant to this clause (y)) for each 30 days that such Adjustment Event continues (pro rated for any period of less than 30 days).

                  "Redemption Date" means the date that is five Business Days after the date the Corporation gives a Redemption Notice to redeem shares of Series C Preferred Stock pursuant to Section 9(a)(1).

                  "Redemption Price" means an amount in cash equal to the sum of
         (a) the product obtained by multiplying (i) the sum of (A) $1,000 plus
         (B) an amount equal to the accrued but unpaid dividends on the share of Series C Preferred Stock to be redeemed to the date of payment of the Redemption Price times (ii) 140% plus (b) an amount equal to accrued and unpaid Arrearage Interest on dividends in arrears on such share of Series C Preferred Stock (determined in accordance with Section 5(a)) to the Redemption Date.

         10. The definition of "Purchase Price" in the Warrants is amended by deleting "$10.00" (as provided before amendment thereof in the Prior Agreements) and replacing it with "$2.00."

         11. So long as the Company is in compliance in all material respects with its obligations to the Holder, the Holder shall cooperate with the Company, to the extent reasonable and practicable, in effecting resales of shares of Common Stock acquired upon conversion or exchange of such Holder's shares of Series C Preferred Stock in block sales to institutional investors identified to the Holder from time to time by the Company; provided, however, that nothing herein shall require the Holder to sell any such shares of Common Stock other than at such time, in such amounts, at such price and on such terms as determined by such Holder in its sole discretion.

         12. Prior to transferring any shares of Series C Preferred Stock, the Holder shall provide the transferee with a copy of this Agreement and such transferee shall agree in writing to be bound by the terms hereof. The Company agrees to be bound by the terms of this Agreement for the benefit of each such transferee.

         13. The Holder represents and warrants to the Company that it has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby; and this Agreement has been duly authorized, executed and delivered on behalf of the Holder and, assuming due execution and delivery by the Company, is a valid and binding agreement of the

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 9


Holder enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

         14. The Company represents and warrants to, and covenants and agrees with, the Holder that:

         (a) This Agreement has been duly and validly authorized, executed and delivered by the Company and, when duly executed and delivered by the Holder, will be the legal, valid and binding obligation of the Company enforceable in accordance with its terms; and this Agreement and the terms of the shares of Series C Preferred Stock, as deemed amended by this Agreement, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         (b) The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the performance by the Company of its obligations under the terms of this Agreement and the shares of Series C Preferred Stock, as deemed amended hereby, do not and will not, with or without the giving of notice or the passage of time, or both, (i) result in any violation of any term of the certificate of incorporation or by-laws of the Company, (ii) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets are bound or affected which conflict, breach, default, modification, lien, security interest, charge or encumbrance would have a material adverse effect on the business, properties, operations, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or the transactions contemplated by this Agreement or the authority or ability of the Company to perform its obligations under this Agreement or the terms of the shares of Series C Preferred Stock, as deemed amended hereby, or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, which violation or contravention would have a material adverse effect on the business, properties, operations, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or the transactions contemplated by this Agreement or the authority or ability of the Company to perform its obligations under the terms of the Series C Preferred Stock, as deemed amended hereby.

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 10


         (c) No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the performance by the Company of its obligations under the terms of the Series C Preferred Stock, as deemed amended hereby, the Warrants or the other Transaction Documents.

         (d) There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body presently pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries wherein an unfavorable decision, ruling or finding could have a material adverse effect on the transactions contemplated by this Agreement or that could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Agreement or the terms of the Series C Preferred Stock, as deemed amended hereby, the Warrants or the other Transaction Documents.

         (e) The Common Stock is listed for trading on Nasdaq and (i) the Company and the Common Stock meet the criteria for continued listing and trading on Nasdaq, (ii) the Company has not been notified since January 1, 1995 by The Nasdaq Stock Market, Inc. of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq and (iii) no suspension of trading in the Common Stock is in effect. The Company knows of no reason why the shares of Common Stock issuable upon conversion of the Series C Preferred Stock will not be eligible for listing on Nasdaq.

         (f) The shares of Common Stock issuable upon conversion or exchange of the shares of Series C Preferred Stock have been duly authorized and, upon issuance upon conversion or exchange of the shares of Series C Preferred Stock, will be validly issued and fully paid and non-assessable. The Company has a sufficient number of authorized but unissued shares of Common Stock that are not otherwise reserved for issuance (together with related Preferred Stock Purchase Rights) to permit the conversion or exchange of all Preferred Shares outstanding on June 21, 1999, at the Conversion Price in effect on such date, and the Company shall maintain a sufficient number of authorized shares but unissued shares of Common Stock that are not otherwise reserved for issuance to permit the conversion or exchange of all Preferred Shares outstanding from time to time in the future. The Company has duly reserved 175,000 shares of Common Stock for issuance as the Warrant Shares, and such shares shall remain so reserved (subject to reduction from time to time for shares of Common Stock issued upon exercise of the Warrants), and the Company shall from time to time reserve such additional shares of Common Stock as shall be required to be reserved pursuant to the Warrants, so long as the Warrants are exercisable.

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 11


         15. The Company warrants that no instruction other than the Transfer Agent Instruction will be given by the Company to the Transfer Agent and that the Common Stock shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Subscription Agreement. Nothing in this Section 14 shall limit in any way the Holder's obligations and agreement to comply with the registration requirements of all applicable securities laws upon any resale of Common Stock by the Holder. If the Holder provides the Company with an opinion of counsel reasonably satisfactory in form, scope and substance to the Company that registration of a resale by the Holder of any of the Common Stock is not required under the 1933 Act, the Company shall permit the transfer of such Common Stock and promptly instruct the Company's transfer agent to issue upon transfer no later than three days after receipt of such opinion one or more share certificates in such name and in such denominations as specified by the Holder.

         16. Within one Business Day after the date hereof, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of this Agreement (the "Form 8-K"). This Agreement, when executed and delivered by the parties, constitutes a notice pursuant to Section 8(b)(5) of the Subscription Agreement and accordingly the Holder agrees that it will not sell any securities pursuant to the Prospectus until the Company has filed the Form 8-K. The Company represents and warrants to the Holder that once the Company files the Form 8-K, the Registration Statement and the Prospectus contained therein will be available for use by the Holder and any other selling shareholder named therein for resale of their Conversion Shares and Warrant Shares in accordance with the Subscription Agreement.

         17. Except as specifically amended or deemed amended hereby, the Subscription Agreement and the terms of the shares of Series C Preferred Stock shall remain in full force and effect and the Company hereby confirms to the Holder that the Subscription Agreement and the terms of the shares of Series C Preferred Stock, as deemed amended by this Agreement, remain binding obligations of the Company that are not at the time of execution and delivery of this Agreement subject to any defense, offset, counterclaim or other claim by the Company of invalidity or unenforceability.

Holder of the Series C Convertible Preferred Stock of NaPro BioTherapeutics,
  Inc.
June 22, 1999
Page 12

         If the foregoing correctly sets forth our agreement, please so indicate by signing the appropriate line below, whereupon this letter shall constitute a binding agreement between the Company and the Holder under the laws of the State of New York.

                                      Very truly yours,

                                      NAPRO BIOTHERAPEUTICS, INC.



                                      By:       /s/  Gordon H. Link, Jr.
                                      Name:    Gordon H. Link, Jr.
                                      Title:   Chief Financial Officer


Agreed and accepted:

ADVANTAGE FUND II LTD.



By:     /s/  W.R. Weber
By:     /s/ Walter Reich
Name: InterCaribbean Services Limited
Title:   Secretary